Form 10-K405, Exhibit 13
period 1999-12-31
TITAN CORP
filed 2000-03-30
CIK 32258

1999 ANNUAL REPORT

  [LOGO] Cayenta

  [LOGO] Titan Scan

  [LOGO] Titan Wireless

  [LOGO] Titan Systems

  [LOGO] TITAN

CREATING, BUILDING & LAUNCHING
TECHNOLOGY-BASED BUSINESSES

FOUR CORE BUSINESSES
POSITIONED FOR GROWTH

Titan is a company dedicated to creating, building, and launching technology-based businesses.

We are a technology rich company. Within our businesses lie a multitude of new technologies, offering some of the most innovative technological advances in the areas of communication and information systems. Our core competency is creating new technologies, evaluating market needs, developing business units and maximizing shareholder value by launching these business units into stand-alone public companies.

Today, we have four core businesses: government information technology services, e-business solutions, satellite telephony, and food pasteurization. Each is well positioned in its respective market for sustained long-term growth, and each is moving rapidly towards becoming an independent stand-alone public company. While our focus is on spinning these businesses off and delivering value to Titan shareholders, our technology incubator is hard at work identifying the next new commercial business.

Since our founding in 1981, our most valuable asset has been our employees. In our headquarters in San Diego and in our more than one hundred offices throughout the world, we employ 5,200 talented and dedicated individuals who continually strive to create value for Titan shareholders. We are proud that they have chosen to work at Titan and are mindful of the fact that they are the reason for our success.

1999 was a year of great execution and great accomplishment. Our success generated enormous optimism among our employees, our customers, and our shareholders. We look forward to making 2000 even better as we continue to build Titan's reputation as the world's premier technology incubator.

1999 FINANCIAL HIGHLIGHTS

In millions.

Revenues(1)   Operating Income(1)   Net Income(1)

 [GRAPH]           [GRAPH]            [GRAPH]

Earnings per Share(1)      Stockholders' Equity

       [GRAPH]                   [GRAPH]

LEVERAGING TITAN'S TECHNOLOGY

Building a Joint Venture Portfolio

SAKON: International Telecommunications. 19.9% Ownership

TITAN AFRICA-BENIN: International Telecommunications. 50% Ownership

Satellite Terminal Access (STA): Satellite-based Internet
Communications. Up to 19.9% Ownership

MITSUBISHI: Food Pasteurization/Medical Product Sterilization.
Up to 19.9% Ownership(2)

ZERO MOUNTAIN: Food Pasteurization. Up to 19.9% Ownership(2)

HAWAII PRIDE: Food Pasteurization and Disinfestation.
Up to 19.9% Ownership(2)

SOLIANCE: Utility Industry Application Service Provider (ASP).
10% Ownership

(1) 1999 and 1998 reflect proforma results from continuing operations before special charges and credits, and before cumulative effect of change in accounting principle in 1998. 1997 results are as historically reported, before the effects of the poolings that occurred in 1998.

(2) Represents interest in newly formed joint venture company established together with parent company named.

[GRAPH]

With an increase of 760.2%, Titan was the leading market gainer on the New York Stock Exchange for 1999.

We are building a portfolio of joint venture businesses that allow Titan to participate in their future growth and profitability.

CHAIRMAN'S MESSAGE

BUILDING TITAN FOR THE NEW MILLENNIUM

"Titan's continued execution of a long-term strategy resulted in creating significant value for our shareholders in 1999. Our market capitalization increased to $2 billion--a 965% increase. "

To Our Shareholders:

Titan's continued execution of a long-term strategy resulted in creating significant value for our shareholders in 1999. Our market capitalization increased to $2 billion--a 965% increase. The rise in Titan's stock price reflected significant accomplishments in growing our commercial businesses and positioning them to become public companies.

These achievements include: 300% revenue growth in Titan Wireless; 100% revenue growth in Cayenta; and executed contracts with companies that produce 75% of the United States ground beef and almost 50% of the poultry which plan to deploy Titan Scan's food pasteurization technology. We are entering 2000 in the strongest financial position in the company's history and with four businesses well positioned in their respective markets for sustained long-term growth.

Titan Wireless, our international telecommunications business, is building a satellite-based global telecommunications network that provides voice, data and Internet services. Installing gateways and connecting them to the local public telephone network to complete calls made from anywhere in the world has enabled us to provide service in ten countries in Latin America, Asia, Africa and the Middle East, with expectations to be providing service in many more by year end.

Cayenta, our business-to-business e-commerce subsidiary, rapidly evolved in 1999 from a commercial software integration business to a Total Services Provider offering a full suite of Internet-based management systems. Cayenta's services range from finance and accounting to customer billing and collection, supply-chain integration, and enterprise asset management. In December 1999, Cayenta filed a registration statement with the Securities and Exchange Commission for a proposed public offering. We expect Cayenta to be listed on the NASDAQ under the symbol CYTA. This is in line with our announced strategy of spinning out a minority interest of each of our businesses through initial public offerings. We are also preserving the option to execute a tax-free spin-off of these businesses to Titan shareholders at an appropriate time.

An exciting development in 1999 was the first steps towards widespread implementation of Titan's food pasteurization technology by some of the nation's largest food producers. During the past 12 months, companies such as Tyson Foods, IBP, Cargill and Kraft have signed contracts to use our patented SureBeam process to eliminate the threat of food-borne pathogens such as E-Coli, listeria, salmonella, etc. Our patented SureBeam system, similar to a microwave oven, uses commercial electricity as its source of energy.

We continue to move closer to our goal of creating a $1 billion government information technology business. With the acquisition of Advanced Communication Systems, Inc., Titan Systems now has a government information technology business that is more than $600 million strong and is well positioned to continue growing in 2000 and beyond. This business continues to generate cash that fuels the growth of our commercial businesses, and also continues to be the source of the new technologies in our Emerging Technologies and Businesses segment.

We continued to grow our bottom line earnings per share by more than 30 percent, while also making significant investments in our rapidly growing commercial businesses. Pro forma net income from continuing operations was $0.46, compared to $0.35 a year ago. Titan's common stock was the Number One market gainer on the New York Stock Exchange in 1999. We believe this demonstrates that Titan is a premier choice for investors who are seeking "emerging growth technology companies." We create, build and launch technology-based businesses and then maximize Titan shareholder value by spinning these businesses off as stand-alone public companies. As we enter Year 2000, we are well positioned to continue executing this strategy for maximizing shareholder value.

The success we achieved in 1999 would not have taken place without the significant support of our dedicated employees, our valued customers, and our diligent shareholders who were rewarded for their patience and confidence in our management team. We enthusiastically look forward to continuing to make all of our shareholders proud to be affiliated with our organization.

/s/

Gene W. Ray
Chairman, President &
Chief Executive Officer

March 31, 2000

[PHOTO]

Dr. Gene W. Ray
Chairman, President &
Chief Executive Officer

"We continued to grow our bottom line earnings per share by more than 30%, while also making significant investments in our rapidly growing commercial businesses."

CAYENTA

[PHOTO]

(Images of Cayenta's Network Operations Center and E-Business Solutions in Use.)

Accelerating the Evolution of Business

The use of the Internet is growing exponentially. The speed at which web-based electronic business transactions are occurring creates exciting new opportunities and new challenges. Forrester Research, an independent research firm, projects that the market for business-to-business e-Commerce will grow from $43 million in 1998 to $1.3 trillion in 2003, a compound annual growth rate of more than 100%.

For businesses seeking to enhance operational efficiencies and to strengthen customer relationships, scalability and reliability are key. More and more, businesses are seeking to utilize the Internet to improve communications internally and with their trading partners. Cayenta, with its roots in Titan's commercial software integration business, is responding to this changing business environment by quickly, and cost-effectively, bringing new capabilities to both Fortune 1000 and start-up companies.

As a Total Service Provider or TSP, Cayenta provides a palette of business services, including a full complement of Internet-based management systems. These range from finance and accounting to customer billing and collection, supply-chain integration, and enterprise asset management. Cayenta not only hosts and manages proprietary and third party software applications, but by virtue of its years of technical expertise, is also uniquely positioned to provide the services of system integration and universal interoperability between new applications and legacy systems--all on a fixed-time/fixed-price basis.

Cayenta has regional solution centers in British Columbia, California, Florida, Utah, Virginia, and Washington, D.C. The "Cayenta Approach" uses shared process and software solutions and industry-specific templates to assess, design, and construct e-Business systems in collaboration with their customers. This enables Cayenta to predictably and efficiently deliver quality solutions offering the following advantages to businesses seeking interconnectivity:

    * Access to rapidly expanding software offerings

    * Scalability to match growth in e-Business needs

    * Industry-specific expertise available on demand

    * Lower capital and operational costs

    * Speed-to-market through reusable software design and implementation

    * No costly customization and maintenance

    * In a box, ready to go solutions

While Cayenta has expertise in multiple industries, the focus in 1999 was on the transportation and utility industries where e-Business transactions can be especially complex. Key customers in 1999 included Sempra EnergySM, Energy America, the Federal Aviation Administration, and Waste Management. Also a focus in 1999 was the acquisition of three companies which provide Cayenta with proprietary software for e-Commerce, revenue cycle management, and enterprise asset management. Together they form a core competency of Cayenta's unique TSP offering. To further support the TSP offering, Cayenta signed agreements with Exodus, Qwest, and Intel to ensure sufficient data-center access and began construction on a state-of-the-art Network Operations Center in San Diego which uses proprietary technology to manage and monitor hosted applications at the national data centers. Sales, marketing, and branding infrastructure was significantly increased with the expectation that this will be an area of emphasis for Cayenta in 2000 as the company seeks to build its TSP offering.

In December 1999, Cayenta filed a registration statement with the Securities and Exchange Commission for a proposed public offering. In keeping with Titan's previously announced strategy of delivering value to Titan shareholders by creating "pure plays," Cayenta has proposed selling a minority interest to the public while majority ownership would reside at Titan. Additionally, Titan has maintained the ability to execute a tax-free spin off of its remaining interest directly to Titan shareholders. While Cayenta is expected to be the first public offering of a Titan subsidiary, Titan envisions similar transactions in the future with respect to each of its four core businesses.

[PHOTO]

Cayenta provides Internet-based information services, designed to provide small- to mid-sized utilities with a competitive advantage through cost-effective billing and other customer service needs.

Following the company's strategy to be an incubator of technology-based commercial companies, Cayenta is expected to be Titan's first public offering of a subsidiary.

[PHOTO]

Sempra Energy, a Fortune 500 energy services company, is a key customer of Cayenta. Cayenta specializes in the transportation and utility industries where e-Business transactions can be especially complex.

As a Total Service Provider or TSP, Cayenta provides a palette of business services, including a full complement of Internet-based management systems.

[PHOTO]

Cayenta opened its San Diego-based, state-of-the art network operations center in March 2000. Cayenta also has regional solution centers in British Columbia, Florida, Utah, Virginia, and Washington, D.C.

REVOLUTIONIZING FOOD SAFETY WITH
ELECTRONIC PASTEURIZATION

In a year punctuated with many exciting firsts and significant business achievements, Titan's revolutionary electronic food pasteurization technology made its national debut, capturing headlines around the world.

With contracts signed with companies comprising over 75% of the ground beef and almost 50% of the poultry markets, Titan's patented SureBeam(R) electron beam technology is paving the way for major future growth and success in food pasteurization and medical sterilization markets.

Unveiled in Sioux City, Iowa--the heart of America's food belt--this revolutionary technology is capable of killing--instantly--E. coli, listeria, salmonella and other deadly food-borne pathogens. SureBeam works much like a microwave oven. It takes ordinary commercial electricity as its power source and accelerates a stream of electrons into a powerful beam. When the beam scans food, it kills harmful bacteria in a flash--without changing the food's taste or texture. Because SureBeam uses electricity--instead of the nuclear isotope irradiation technology used by competitors -- the system is efficient, high-speed, and environmentally friendly. Titan is the only company to offer turnkey systems that can pasteurize food products either in a central service facility, such as Titan Scan's Sioux City facility, or in-line within a food manufacturer's facility.

Titan Scan has executed multiyear contracts with many of the major poultry and meat providers and producers in the United States, including Cargill, IBP, Tyson Foods, Emmpak, and Huisken Meats, among others. These companies produce approximately 75 percent of the 25.8 billion pounds of beef and approximately 43 percent of the 75.4 billion pounds of meat--including beef, pork, and poultry-- produced in the United States in 1999. Titan believes that if pasteurized foods--foods irradiated with e-beam or x-rays--gain market acceptance, these producers will elect to pasteurize a portion of their ground beef and poultry production. Titan's multiyear arrangements generally provide that it will be the exclusive provider of electronic pasteurization services whenever any of these companies elect to use pasteurization technology. Titan believes that no other company can deliver a commercially cost-effective electronic pasteurization system without violating one or more of Titan's patents.

In 1999, Titan also formed joint ventures with Zero Mountain, one of the nation's largest independent suppliers of cold storage and distribution services for the poultry industry, and Hawaii Pride, an exporter of Hawaiian fruit and flowers. A pioneer in the cold storage industry for more than 30 years, Zero Mountain intends to offer pasteurization services to users of its Russellville, Arkansas, cold storage facility. For Hawaii Pride, Titan's SureBeam x-ray system provides for the first time the ability to disinfest flowers, papaya, and other exotic fruits directly on the island. In both instances, turnkey pasteurization or sterilization systems were purchased by the joint ventures. In addition, Titan has a right to receive a 19.9 percent interest in the new companies, allowing Titan to participate in the ongoing profit stream generated by the joint ventures.

The FDA and USDA have approved Titan's SureBeam technology. In February 2000, the company's Sioux City facility began pasteurizing product for test marketing. Although expected soon, the government approvals do not cover the processed and pre-cooked food market. In anticipation of that approval, however, in early February 2000 Titan executed an agreement with Kraft Foods, Inc.--the largest packaged food company in North America. As part of the agreement, Titan and Kraft will work closely together on research using Titan's patented SureBeam technology for electronic pasteurization on processed foods.

Internationally, Titan also reached an agreement with Japan's Mitsubishi Corporation to purchase a turnkey system from Titan to be installed in Japan. The system is expected to be operational in the first quarter of 2001, and is planned to be used as both a showplace and test center for food pasteurization and medical-product sterilization services, and eventually as a production site. The agreement also calls for Mitsubishi to market Titan's SureBeam electron beam and x-ray sterilization and pasteurization technology in Japan. Besides the medical sterilization market, Mitsubishi will also target Japan's food product markets. Although electron beam technology has not yet been approved for food pasteurization in Japan, Mitsubishi and Titan are committed to working toward regulatory approval.

In the medical sterilization area, Titan Scan's SureBeam system has now been successfully sterilizing medical products for seven years with well over 100,000 hours of processing time. Titan Scan's San Diego and Denver facilities received upgrades in capacity in 1999, providing opportunities for future growth. Similar to electronic pasteurization, the sterilization market has been served historically by two technologies--gamma irradiation or ethylene oxide (EtO). Titan believes its proprietary SureBeam process is superior to gamma or EtO because it uses electricity, which requires significantly less processing time and poses no known environmental risk.

In July 1999, Titan filed a patent-infringement lawsuit against Electron Ventures, Inc. In January 2000, Electron Ventures signed a consent decree acknowledging infringement of Titan's electronic sterilization system patents. Subsequently, Electron Ventures discontinued its business in the infringing area, with Titan taking control of certain assets, including a linear accelerator for medical product sterilization.

SureBeam's future is bright. The Center for Disease Control estimates that 76 million illnesses, 325,000 hospitalizations, and 5,000 deaths occur annually as a result of food-borne bacteria. The USDA has said that the only known way to kill certain pathogens, such as E. coli, in raw meat is through irradiation or pasteurization. As more manufacturers learn of Titan Scan's capabilities, more strategic relationships will be pursued. For the first time, American consumers will have a choice to purchase products that are free of dangerous pathogens processed with environmentally friendly SureBeam versus other technologies that use nuclear energy sources.

Titan's patented SureBeam-Registered Trademark- electron beam technology is paving the way for major future growth and success in food pasteurization and medical sterilization markets.

[PHOTO]

In addition to killing E. coli on strawberries and eliminating pests from papaya and other exotic fruit, SureBeam's electronic pasteurization process also extends the shelf life of fruit.

Titan Scan's revolutionary SureBeam-Registered Trademark- electronic pasteurization system instantly kills harmful foodborne pathogens in food without changing its texture or taste.

[PHOTO]

(SureBeam-Registered Trademark- Electronic Pasteurization System)

     [PHOTO]             [PHOTO]          [PHOTO]

  E. coli 0157:H7       Listeria        Salmonella

[PHOTO]

In addition to electronic pasteurization, the use of electron beam technology for the sterilization of medical products is an important thrust and business segment for Titan. Rapidly growing, this segment has been operating at near full capacity.

[LOGO]

BE SAFE! SUREBEAM-Registered Trademark- ELECTRONIC PASTEURIZATION

[PHOTO]

(Defense Information Technology and Communications Images)

TARGETING THE STRENGTH OF
DEFENSE INFORMATION TECHNOLOGY

With 1999 revenues increasing by 20 percent to more than $311 million, Titan's defense information technology business provides the largest percentage of the company's revenues. Outpacing 1998's growth, the company is continuing to build Titan Systems towards the $1 billion sales mark through internal growth, as well as externally through focused, strategic acquisitions.

Ongoing national demand for advanced defense information technology (IT) to provide a complete picture of the battlefield in real time--aiding the warfighter with improved surveillance, reconnaissance, and intelligence systems, and streamlining the business processes of the Services and Agencies of the Department of Defense--is driving the growth of Titan's government information technology business. Given the significance of this need and Titan's vast experience and capabilities, Titan has continued to focus on building the premier government IT company.

Titan's significant growth has been accomplished by growing its existing business base and through strategic acquisitions. Acquisitions are key to Titan's business strategy: They enlarge Titan's defense business base, enhancing the company's ability to better compete for--and win--new, larger contracts. Titan's acquisitions also give the company access to innovative, leading-edge technologies.

As an integral part of its technology incubation business strategy, Titan capitalizes on transferring government technology into the commercial marketplace. The company already has taken defense technologies successfully into non-defense markets such as communications, software, engineering processes, and e-business solutions. The company also has over 130 patents protecting the intellectual property it has amassed. Not only does Titan transition defense technology into the commercial sector, but it has also nurtured that same technology in the private sector with an eye toward bringing it back into government as a robust, cost-savings Commercial Off-the-Shelf Technology (COTS).

Over the past two years, Titan has targeted strong companies with proven track records in the national security marketplace. For 1999, the company continued that initiative by acquiring System Resources Corporation, a key provider of information systems solutions and services in aviation, airport systems, and command and control. Titan also acquired Atlantic Aerospace Electronics Corporation, a defense and commercial technology development and systems company that focuses on applied R&D in information technology.

As the year drew to a close, Titan announced the acquisition of Advanced Communication Systems, Inc., an IT company having particular strength in the area of satellite communications and widely known in the industry as a premier provider of command, control, communications, computing, intelligence, surveillance, and reconnaissance (C4ISR) capability--thus adding increased range and depth to Titan's strong support to the leading edge IT initiatives for national security. Subsequently in January 2000, Titan announced an agreement to purchased LinCom Corporation, a key developer of advanced satellite communications and software technology for NASA space programs and defense.

Each acquisition is a strategic fit for Titan, enhancing the company's ability to be an "end-to-end" IT and C4ISR solution provider.

The defense and government IT markets remain strong, and for the first time in more than a decade, the defense budget has increased in real terms on a year-to-year basis. Titan is mainly focused in two areas: the design, development, and delivery of specialized IT systems to U.S. and international defense customers, as well as providing on-site and off-site systems engineering and technical services. Often working side-by-side with its military and government personnel, Titan provides technical expertise and support to military operations around the world with a robust menu of advanced technologies, such as the following:

* The UHF Tunable Patch Antenna, a state-of-the-art satellite communications technology possessing a very low-profile antenna measuring only eight inches in diameter. It is ideal for "communications on the move," and other highly versatile applications.

* As a leading provider of DAMA (Demand Assigned Multiple Access) based communications products, Titan is implementing advanced wave forms which will allow existing UHF satellite communications a significant increase in data throughput rates to meet the increased information requirements of today's war fighter.

* The company is developing interactive software tools to fight the terrorist threat worldwide, as well as identifying new technologies to protect vital information against information warfare initiatives.

* Titan has developed real-time video and image-processing technology that can be customized for security and surveillance needs, as well as medical applications.

* The company is an industry leader in Rapid Retargeting Technology that helps military customers breed new life into aging systems and components. The process transforms aging, obsolete electronic systems into a functionally identical but technologically upgraded replacement.

* Titan is developing a highly mobile multi-station, signal intercept and direction finding system called "Prophet" to support the U.S. Army in the field. Small, lightweight, inexpensive, operator friendly, and consuming less than 9 watts of power, the system is easy to use in any tactical environment.

In addition to providing specialized technology and products such as these, Titan provides system-engineering expertise for numerous leading-edge technologies and programs being acquired or fielded by the U.S. military. The company is continuing to, for example, develop, test, and support two of the nation's premier C4ISR systems: the Joint Surveillance Target Attack Radar System (Joint Stars) and the Airborne Warning and Control System (AWACS). Titan is also a key partner in the digital growth of the Maritime Services, providing innovations, support, and training for the Navy's "IT-21" project and the leading-edge United States Marine Corps battlespace information systems.

Outside the Department of Defense, Titan is working with NASA and the Federal Aviation Administration in defining the plan for future navigation and landing systems in the United States. The company is playing a vital role in the various communications, navigation, and surveillance programs designed to address the nation's transportation systems of the future, including air, marine, and land needs.

Titan's depth and strength in information technology and its record past achievements within the military and leading government agencies have resulted in a current backlog of more than $1.6 billion. Titan Systems is poised to become a billion-dollar business unit; it is dedicated to providing IT solutions that make a difference.

With 1999 revenues increasing by 20 percent, the company is continuing to build Titan Systems towards the $1 billion sales mark.

An approach controller in the Carrier Air Traffic Control Center aboard the USS George Washington. Every aircraft carrier in the U.S. fleet has benefitted from Titan technology and engineering.
[PHOTO]

[PHOTO]

Titan develops technology that enlarges and enhances the capabilities of communications systems such as the Joint Tactical Information Distribution System (JTIDS). JTIDS is an advanced communications system that distributes tactical information in an integrated form to all the military services and to weapons systems such as the B-2 bomber shown here.

[PHOTO]

Titan is building a ground-based electronic jamming and direction finder to support the Army in a tactical environment. These sensors can also be deployed on helicopters.

[PHOTO]

Titan specializes in the development and production of advanced satellite ground terminals, satellite voice and data modems, and networking systems. Through "Mini-DAMA" UHF Satellite Communications Terminals, such as shown here, Titan provides innovative advanced wave form to allow existing UHF satellite communications a significant increase in data rates.

AWACS, with its distinctive fuselage-mounted radome, provides surveillance, command and control function and early warning detection and tracking of air targets at extended ranges over varying land configurations and water. Titan is continuing to develop, test, and support AWACS, as well as JSTARS. JSTARS' sophisticated technology can see the entire battlefield from the air, providing commanders with a "God's-eye" view.

[PHOTO]

The company is continuing to develop, test, and support two of the nation's premier C4ISR systems: the Joint Surveillance Target Attack Radar System (Joint Stars) and the Airborne Warning and Control System (AWACS).

[PHOTO] (Satellite Communications Images)

PAVING THE WAY TO LOW-COST
WORLDWIDE WIRELESS COMMUNICATIONS

Titan is now delivering long-distance minutes between the U.S. and ten countries in Africa, Latin America, the Middle East, and Asia.

Titan's expertise in satellite-based telecommunications technology has enabled Titan Wireless, our commercial communications subsidiary, to emerge as a rapidly growing, low-cost service provider--profitably carrying minutes to and from previously underserved parts of the world. Revenues increased more than 300% in 1999, surpassing internal expectations.

Titan's core products, which are based on highly efficient Demand Assigned Multiple Access (DAMA) technology, provide a complete end-to-end voice and data telecommunications solution. This includes network management centers or hubs, gateways that interconnect with the Public Switched Telephone Network, and Xpress Connection(R) Very Small Aperture Terminals (VSATs). Key elements of Titan's infrastructure include:

* Common network architecture and commercial off-the-shelf components for ease of operation, maintenance and expansion.

* Completely centralized global network control; centralized troubleshooting, diagnostics, configuration management, security, billing, accounting, clearing-house and other essential support functions.

* Low-cost hardware and proprietary software which provide least cost routing, single channel per carrier satellite efficiency and prepaid billing capabilities for unparalleled low risk and low cost.

Along with our joint venture partner, Sakon, L.L.C., Titan is now delivering long-distance minutes between the U.S. and ten countries in Africa, Latin America, the Middle East, and Asia. In each instance, gateways designed, built, and deployed by Titan provide a competitive advantage. Twenty to twenty-five additional locations are planned for deployment in 2000. In December 1999, over three million minutes of traffic were handled by these gateways. This traffic will continue to grow as Titan expands into new countries and additional sites in current markets come on-line. In addition, discussions are underway for attaining access to satellite teleport facilities in Europe and Asia, which will further expand network traffic. In the future, these gateways will also provide the basic backbone infrastructure for expansion into countrywide rural telephony networks.

In Guatemala and El Salvador, Titan has also acquired rights to full-carrier licenses and is deploying nearly two thousand public phones and Internet centers throughout the rural areas of these two countries. Rapid installation times allowed the network to be constructed in less than six months, and commercial service was launched in early 2000. In Benin, Titan has a contract to install and operate a rural telephony network, a GSM cellular and wireless local loop network, synchronous digital hierarchy fiber optic national backbone, and local telephone switching equipment. Service is scheduled to begin in the spring of 2000. Through these projects, the first where Titan will operate countrywide networks, Titan Wireless will gain valuable experience as a supplier of not just equipment but satellite telecommunications services. To the extent possible, Titan ensures that the risks of operating in emerging markets are mitigated through measures such as prepaid service, private insurance, and local bank financing.

Pilot networks are underway in conjunction with our joint venture partner, Telecel, one of the largest owners of cellular licenses in Africa, in the Central Africa Republic and Ghana. The joint venture has the right to provide rural telephony service in each market where Telecel owns a license. Roll out in additional countries is expected in 2000. The joint venture plans to offer a full range of telecommunications services through partnerships with national telecommunications operators or via local entrepreneurs. Governmental and other non-profit programs are being used to identify, select, train, and provide financial and business support to these entrepreneurs.

Not only is Titan bringing voice and data communications to previously underserved markets, but also a new focus beginning in 2001 will be on high speed Internet access. The company is currently in the process of developing a small, low-cost terminal capable of carrying voice traffic and providing broadband Internet access via satellite at speeds of 2mbps downlink and 128 kbps uplink. An Internet only terminal is also being developed along with Titan's French partner, Satellite Terminal Access, for France Telecom, which plans to test-market satellite-based broadband service by the end of the fiscal 2000.

As a complete end-to-end voice and data telecommunications solutions provider, Titan Wireless' revenues increased more than 300 percent in 1999.

[PHOTO]

Through its joint venture partnership with Sakon, Titan has signed agreements with local partners in 16 countries in Asia, Latin America, and Africa to provide long-distance minutes using Titan Wireless' satellite gateways. Ten are in operation and 20 to 25 additional locations are planned for deployment by the end of 2000.

Not only is Titan bringing voice and data communication to previously underserved markets, but also a new focus beginning in 2001 will be on high speed Internet access.

[PHOTO]

In Guatemala and El Salvador, Titan has acquired rights to full- carrier licenses. The company is deploying nearly two thousand public phones and Internet centers throughout the rural areas of these two countries.

Titan is in the process of developing a small, low-cost terminal capable of carrying voice traffic and providing broadband Internet access via satellite at speeds of 2mbps downlink and 128 kbps uplink.

In delivering long-distance telephony minutes across the world, Titan holds a competitive advantage because of gateways designed, built, and deployed by the company.
[PHOTO]

CAPITALIZING ON
EMERGING TECHNOLOGIES

[PHOTO]

(Images of Wireless Technology, Satellites,
PitchTrax-TM- and Fingerprints)

In Titan's Emerging Technologies and Businesses segment, management continually assesses Titan's large technology and intellectual property portfolio for new and promising commercial applications. Through both internally-funded and government-funded efforts, Titan has built a technology portfolio that includes over 130 patents worldwide. Each of Titan's commercial businesses today--Titan Wireless, Titan Scan and Cayenta--are all products of Titan's emerging technologies incubation process. Titan expects to have at least one new subsidiary launched within the next year.

In addition to its subsidiaries, several other businesses have been launched from technologies within Titan's Emerging Technologies group. Some are still a part of Titan's Emerging Technologies segment, while others are independent companies where Titan maintains an equity or royalty interest. All have the potential to create value for Titan shareholders. A representative list of some of the more exciting technologies follows:

* State-of-the-art fingerprint and card scanning systems: Certified by the FBI in 1995, Titan's ImagClear F5000-TM- units are used in fingerprint card processing centers in Michigan, California, Illinois, Indiana, Atlanta, Chicago, Texas, Virginia, and Australia.

* Motion-tracking technology used to create three dimensional views of trajectory speed and movement of objects: Used at major sporting events, this technology called Supervision Pitch Trax-TM- is the culmination of the efforts of QuesTec and Titan. The system complements live coverage of sporting events by providing real-time digital telemetry of pitch-by-pitch action that can better illustrate the true movement of a baseball than, for example, any TV camera angle could.

* Internet transaction metering systems: Now a part of Wave Systems (NASDAQ: WAVX).

* Wireless broadband multimedia modem technology providing home and office Internet connectivity: With new technology brought to Titan from its LinCom acquisition, Titan is exploring the potential commercial application of sophisticated wireless LAN technology.

As they mature, each technology in Titan's incubator may follow one of several paths. Options include: remaining a part of Titan either in the Emerging Technologies segment as with ImagClear, or as a new, wholly owned subsidiary; being licensed to other companies having greater expertise or market share as was the case with Wave Systems; or becoming a full-fledged start-up company funded through venture capital financing as was the case with IPivot. While retaining an eight percent ownership, Titan created the technology spin-off IPivot in 1996 to commercialize a concept developed by its software business unit. IPivot developed software products that improve the performance of server farms, web sites, and software applications. In October 1999, Intel acquired IPivot for $500 million. Titan will receive $45 million in cash for its ownership interest. As a result, Titan is able to generate shareholder value without adversely impacting the predictability of future earnings.

Titan's Emerging Technologies segment is a critical component of the company's value creation strategy. It allows the company to capitalize on its government-funded R&D and exploit opportunities that would perhaps otherwise be ignored. It also lays the groundwork from which to build and launch new commercial businesses. A relatively hidden asset within Titan, the Emerging Technologies segment will continue to serve as the incubator for Titan's commercialization process.

[PHOTO]

The culmination of the efforts of QuesTec and Titan, SuperVision Pitch Trax-TM-and Tennis ProView-TM- complement live coverage of sporting events by providing real-time digital telemetry--motion tracking--of baseball and tennis action, pitch-by-pitch, serve-by-serve.

[PHOTO]

Certified by the FBI, Titan's state-of-the-art fingerprint and card scanning systems are used in fingerprint card processing centers in Michigan, California, Illinois, Indiana, Atlanta, Chicago, Texas, Virginia, and Australia.

[LOGO] TITAN

TITAN'S LEADERSHIP

Officers

    Gene W. Ray
    Chairman of the Board of Directors
    President and Chief Executive Officer

    Eric DeMarco
    Executive Vice President and
    Chief Financial Officer

    M. C. "Bud" Baird
    Senior Vice President of
    The Titan Corporation and
    President and CEO of Titan Systems

    Herbert L. Bradley
    Senior Vice President of
    The Titan Corporation and
    President and CEO of Titan Wireless

    Nicholas J. Costanza
    Senior Vice President,
    General Counsel and Secretary

    Ronald B. Gorda
    Senior Vice President of
    The Titan Corporation and

    President of Titan Linkabit

    Larry A. Oberkfell
    Senior Vice President of
    The Titan Corporation and
    President and CEO of Titan Scan

    David Porreca
    Senior Vice President of
    The Titan Corporation and
    President and CEO of Cayenta

    Rochelle Bold
    Vice President, Investor Relations

    L.L. "Mike" Fowler
    Vice President, Corporate Contracts

    Deanna Hom Petersen
    Vice President and Corporate Controller

    Dianne D. Scott
    Vice President, Human Resources

    Ralph "Wil" Williams
    Vice President, Corporate Communications

Directors

    Gene W. Ray
    Chairman of the Board of Directors
    President and Chief Executive Officer
    The Titan Corporation

    Charles R. Allen
    Former Executive Vice President
    TRW, Inc.

    Joseph F. Caligiuri
    Former Executive Vice President
    Litton Industries

    Daniel J. Fink
    Former Senior Vice President
    Corporate Planning and Development
    General Electric Corporation

    Robert M. Hanisee
    Managing Director
    Trust Company of the West

    Robert E. La Blanc
    President
    Robert E. La Blanc Associates, Inc.

    Thomas G. Pownall
    Former Chairman of the Board and
    Chief Executive Officer
    Martin Marietta Corporation

    Jim Roth
    Former Chairman and
    retired President and CEO of
    GRC International

 ...for more information visit our web site: www.titan.com

This annual report contains forward looking statements which are based upon certain assumptions and describe certain plans, strategies and expectations of Titan and are generally identifiable by the use of the words "believe," "expect," "intend," or similar expressions. The ability of Titan to predict actual results is inherently uncertain. Important factors which may cause actual results to differ materially from forward looking statements contained herein are described in the section entitled "Risk Factors" in Titan's fiscal year 1999 10-K and in other documents on file with the SEC. Factors that could cause actual results to differ include but are not limited to the risks associated with integration of acquisitions, the entry into new commercial businesses, market acceptance of our products, dependence on continued funding from the U.S. Department of Defense and related government contract audits, Titan's or its subsidiaries' ability to access private financing, and/or capital markets and competitive pressures that could affect market demand for Titan products or services.

BUSINESS HIGHLIGHTS IN THE NEWS

FEBRUARY

17 Titan's President & CEO Gene Ray meets with Benin's head of state regarding the installation of state-of-the-art telecommunications systems.

APRIL

1 Titan announces it has formed a joint venture with Hawaii Pride and will provide a SureBeam x-ray system to Hawaii Pride for the disinfestation of fruit flies and pasteurization of papaya and other exotic tropical fruits.

12 Several of the nation's largest ground beef processors enter into agreements with Titan to effectively eliminate the E. coli 0157.H7 threat in meat.

26 Titan, through its joint venture partner Sakon, signs agreements with companies in nine countries to provide satellite-based telecommunications equipment and services. The countries include: El Salvador, Cameroon, Egypt, Ghana, Jordan, Kuwait, Pakistan, South Africa, and Vietnam.

MAY

3 Titan wins Department of Defense information technology contract having a potential value of $60 million.

11 Additional new electronic pasteurization customers sign contracts with Titan, resulting in Titan being the technology of choice for companies comprising approximately 75 percent of the U.S. ground beef market.

17 Titan and Sakon sign agreements with partners in India, Nigeria, and Lebanon to provide telephone, internet and telephony products and services.

JUNE

9 Titan acquires System Resources Corporation, a high-end systems engineering and integration company.

JULY

22 Titan acquires Atlantic Aerospace Electronics Corporation, a defense and commercial technology and systems company.

SEPTEMBER

20 Tyson Foods, the nation's largest poultry processor, signs an exclusive multiyear agreement to use Titan's state-of-the-art electronic pasteurization system.

OCTOBER

4 Titan announces it will receive $45 million from Intel acquisition of IPivot, a spin-off technology.

25 Titan nationally debuts its revolutionary electronic pasteurization technology at Sioux City, Iowa.

NOVEMBER

2 Titan acquires J.B. Systems, Inc., d.b.a. Mainsaver, a leading provider of Enterprise Asset Management software & workflow management technology.

15 Huisken Meats joins list of companies committed to using electronic pasteurization to fight harmful pathogens in food.

DECEMBER

9 Advanced Communication Systems, Inc., a leading defense information company, is to be acquired by Titan.

13 Titan announces acquisition of ASSIST Cornerstone Technologies, Inc., an advanced catalog and direct response business software for e-commerce.

22 Titan acquires SFG Technologies, Inc., a solutions and software provider focusing on revenue cycle services for the utility industry.

29  Titan files an SEC registration statement for the initial public offering
    (IPO) of Cayenta.

[PHOTO]

Pasteurized food gets a taste test at the unveiling ceremony of the nation's first electronic pasteurization facility in Sioux City, Iowa. From the left, Senator Tom Harkin (D-Iowa) and John Tyson, Chairman of Tyson Foods, taste pasteurized chicken and ground beef; Congressman Tom Latham (R-Iowa) with Bob Peterson, Chairman and CEO of IBP, Inc.; Dr. Gene Ray, Titan's Chairman, President, and CEO; and Dr. Dennis Olson, a noted expert on electronic pasteurization from Iowa State University.

"An estimated 110 million consumers have learned about Titan's SureBeam electronic pasteurization process through nationwide media coverage in top outlets including, television, radio, news magazines, newspapers and wire services."

Stockholder
Information
Transfer Agent and Registrar
American Stock Transfer & Trust Company
40 Wall Street
New York, New York 10005
Independent Public Accountants
Arthur Andersen LLP
701 B Street
San Diego, California 92101

Corporate Headquarters
The Titan Corporation
3033 Science Park Road
San Diego, California 92121
Telephone: (858) 552-9500
Fax: (858) 552-9645

Form 10-K
The Company files an annual report with the Securities and Exchange Commission on Form 10-K, pursuant to the Securities Exchange Act of 1934. Stockholders may obtain a copy of this report at no charge by writing to:
Rochelle Bold, Vice President
Investor Relations
The Titan Corporation
3033 Science Park Road
San Diego, California 92121
Telephone: (858) 552-9400
Fax: (858) 552-9477
Email: invest@titan.com

Annual Meeting
The Annual Meeting of Stockholders
will be held at 4:00 p.m. on
Tuesday, May 30th, 2000 at:
Corporate Headquarters, The Titan Corporation,
3033 Science Park Road, San Diego, California 92121.

[LOGO] TITAN

The Titan Corporation
3033 Science Park Road
San Diego, CA 92121
www.titan.com