Form 10-K405/A, Exhibit 13
period 2000-12-31
TITAN CORP
filed 2001-04-04
CIK 32258

                                                                  EXHIBIT 13

----------------------------------------------------------------------------

[front cover]

2000 Annual Report

[SureBeam image | woman & child buying pasteurized ground beef patties]

[Cayenta image | man at computer]

[Titan Wireless image | man on phone with satellite dish]

[Titan Systems image | military command center]

Titan
Global Technology Solutions

----------------------------------------------------------------------------

[inside front cover]

Creating, building, and launching technology-based businesses...

Titan is dedicated to creating, building, and launching technology-based businesses. We are a technology rich company. Within our businesses lie a multitude of new technologies, offering some of the most innovative technological advances in the areas of communication and information systems. Our core competency is creating new technologies, evaluating market needs, developing business units and maximizing shareholder value by launching these business units into public companies.

Titan has four core businesses: government information technology services, e-business solutions, wireless communications, and food pasteurization. Each is well positioned in its respective market for sustained long-term growth. Our food pasteurization company, SureBeam, successfully executed an initial public offering in March 2001. Our other core businesses have the same objective. While our focus is on building businesses and delivering value to Titan shareholders, our emerging technologies segment is hard at work, identifying new commercial businesses.

As we begin to celebrate our 20th anniversary, we are mindful that our most valuable asset has been and continues to be our employees. In our headquarters in San Diego and in hundreds of offices throughout the world, we employ nearly 8,000 talented and dedicated individuals who continually strive to create value for Titan shareholders. We are proud that they have chosen to work at Titan and are mindful of the fact that they are the reason for our success.

In the following pages, you will see that 2000 was a year of great accomplishment. Titan technology is opening the door to tomorrow's opportunities. Our success generates enormous optimism among our employees, our customers, and our shareholders. We look forward to making 2001 even better as we continue to build Titan's reputation as the world's premier technology company.

[image satellite dish] [image Cayenta employee]
[image air control tower]

----------------------------------------------------------------------------

[image Gene. W. Ray]

[caption]
Dr. Gene W. Ray Chairman, President & Chief Executive Officer
[end caption]


Key Performance Highlights

[graphic bar charts]

In millions, except for per share data

Revenues:
'98  $   303
'99  $   407
'00  $ 1,033

Operating Income (1):
'98  $ 30
'99  $ 68
'00  $ 90

Net Income (1):
'98  $ 15
'99  $ 25
'00  $ 42

Earnings Per Share (1):
'98  $ 0.39
'99  $ 0.52
'00  $ 0.72

Stock Holders Equity (1):
'98  $  51
'99  $ 111
'00  $ 166

(1) All years reflect proforma results from continuing operations before acquisition related charges and credits, deferred compensation and amortization of goodwill, and before cumulative effect of change in accounting principle in 1998 and extraordinary loss in 2000. 1998 and 1999 results are as historically reported, before the effects of the poolings that occurred in 2000. Refer to the company's Annual Report on Form 10-K for the year ended December 31, 2000 for operating results that reflect the poolings of interests transactions.


Chairman's Message
------------------

To Our Shareowners:

The Titan Corporation began the new millennium by crossing the billion-dollar threshold and achieving record growth in both revenue and profit. Our business strategy is to create, build and launch technology-based businesses. Clearly, 2000 was a banner year for each phase of our business strategy.

We created four new businesses, incorporated them as subsidiaries of Titan, and placed them within our Emerging Technologies and Businesses Segment. Three of these companies--AverCom, e-tenna, and LinCom Wireless--came from Titan Systems, our government information technologies subsidiary, while the fourth--Titan Scan--came from SureBeam, our food pasteurization company. Within each of these new companies, key employee stock option plans have been established and significant progress has been made in recruiting key leadership. Positioned for growth, we believe that each of them--as well as several other exciting candidate technologies--will create significant value for Titan's shareholders.

The building phase also progressed, as we were also successful in profitably growing our four core businesses. The company's revenues of $1.03 billion exceeded those historically reported in last year's annual report by $626 million, achieving 154 percent growth. We continued steady growth within each of our three core commercial businesses: SureBeam registered 573 percent growth; Titan Wireless, 198 percent; and Cayenta 69 percent. We are now well positioned to continue to grow each of our core operations into 2001 and beyond.

I am pleased to report that in March 2001, the third phase of our business strategy--the launching of technology-based businesses--became a reality with the successful initial public offering of SureBeam. We plan to continue executing this phase of our stated strategy of spinning out a minority interest in our core businesses, while maintaining the capability of spinning-off the remaining majority interest to Titan shareholders tax-free at the appropriate time.

--------------------------------------
The Titan Corporation
2000 Annual Report Page 1
--------------------------------------

----------------------------------------------------------------------------

Chairman's Message con't
------------------------

Our four core businesses are well- positioned for continued growth...

Titan Systems--our government information subsidiary--continues to provide a predictable, stable cash flow to Titan, while serving as our primary source of new technology. With larger and more contract wins in 2000 than ever before, we now have tangible evidence that our acquisition strategy has worked. To ensure that we maximize these benefits, we have realigned Systems' management and business structure to more precisely match the market. We believe this revamping creates efficiencies that will further enhance our competitiveness and ultimately the bottom line.

In Titan Wireless--our satellite communications subsidiary--we made substantial progress building our global network. This network includes: (1) three teleports that provide global geosynchronous satellite coverage; (2) links to international fiber, which provides low-cost delivery of information between our teleports and developed countries; and (3) international gateways that connect to national telephone systems in developing countries, as well as interfacing with our wireless local loops. The company also continues to diversify its revenue stream, with approximately 37 percent of its revenues coming from service business.

Cayenta--which builds, hosts, and manages complex, end-to-end information management systems--focused last year on new products, customers, and new strategic alliances. With the introduction of MainsaverNow(TM)--a hosted enterprise asset management system--Cayenta captured as a client Florida Power and Light, one of the largest and fastest growing utilities. With its UtilityManager(TM) application--a new IT solution designed specifically for the utility industry --Cayenta added several municipalities to its lengthening list of new customers. Cayenta's proprietary software assets, combined with its ability to quickly integrate e-business operations into legacy systems, continue to be the important differentiator in an industry experiencing a softening in demand.

SureBeam--Titan's electronic food pasteurization company--reached several milestones during the year 2000. By year-end, less than eight months after the initial rollout in Minnesota, SureBeam processed ground beef was being sold in some 2000 supermarkets, stretching from New York to California. In addition, Schwan's, the nation's leading home

[highlight text]
The year 2000 was significant for Titan, as we crossed the one billion dollar threshold-- a 154 percent increase from the $407 million in revenues that we reported last year. [end highlight text]


[image SATCOM products]

[caption]
Titan Systems' SATCOM-related products include advanced digital waveform technology that has the effect of packing data bits more tightly than previously achievable, further enhancing the effective information content that can be transmitted over a fixed-bandwidth channel via satellite. [end caption]


[image FAA computer demonstration]

[caption]
In support of the FAA's critical mission to improve air traffic safety and security, Titan Systems provides a wide range of engineering expertise that spans from air traffic control and navigation to communications, automation and display. [end caption]

--------------------------------------
The Titan Corporation
2000 Annual Report Page 2
--------------------------------------

----------------------------------------------------------------------------

Chairman's Message con't
------------------------

distributor of premium frozen foods, and Omaha Steaks International, renowned for its gourmet meat products, were both selling nationally only SureBeam processed ground beef. The almost 70 billion pounds of ground beef, poultry, and processed and pre-cooked meats produced annually in the U.S. provide a large untapped business opportunity for SureBeam.

I am also mindful that our success stems from the hard work and dedication of our employees, valuable technologies, and excellent relationships with our customers. We also appreciate the support of our shareholders, some of whom have followed us from our beginning almost 20 years ago. We are committed to continuing to execute our strategy and our first priority remains to maximize shareholder value.

[image G. Ray signature]

Gene W. Ray
Chairman, President &
Chief Executive Officer


[image Huisken, Omaha Steak and others beef patty packages]

[caption]
As 2000 drew to a close, SureBeam(R) electronically pasteurized ground beef was being distributed nationwide and in approximately 2000 supermarkets with the SureBeam logo being prominently displayed on the packaging. [end caption]

--------------------------------------
The Titan Corporation
2000 Annual Report Page 3
--------------------------------------

----------------------------------------------------------------------------

SureBeam

Business Profile:
Electronic pasteurization of food, including disinfestation of fruits and vegetables

Key Markets:
Global and national food processing, including ground beef, poultry, fruits, vegetables, and processed foods

Locations:
Sioux City, Iowa and Hilo, Hawaii, with other facilities being constructed nationally and internationally

Revenues:
$25 million

[image woman and child in store buying pasteurized ground beef patties]


[image Hawaiian fruit]
[caption]
SureBeam's technology provides the farmers of Hawaii the ability to eliminate pests, such as fruit flies, from Hawaiian fruit for national and international shipment. The first SureBeam-processed tropical fruit hit the mainland market in August 2000. [end caption]


What a difference a year can make. In 1999, Titan's SureBeam Corporation unveiled its first facility utilizing a revolutionary electronic food pasteurization system that could help reduce the threat of deadly bacteria in foods, such as E. coli O157:H7 in ground beef. At the time, most people had never heard of electron beams or x-ray pasteurization, let alone how it worked using ordinary electricity.

As 2000 drew to a close--barely one year from the final USDA approval date for the application of electronic pasteurization on beef and other fresh meats--SureBeam(R) electronically pasteurized ground beef was being distributed nationwide. Besides being in some 2000 supermarkets stretching from New York to California, Schwan's--the nation's leading home distributor of premium frozen foods--and Omaha Steaks International, Inc.--renowned for its gourmet meats--both began selling nationally only SureBeam electronically pasteurized ground beef. After several months in the market, Schwan's reported increased sales of 20 percent above its non-pasteurized ground beef product line sales in the same year.

Supervalu, whose Cub Stores were one of the first to carry the SureBeam processed product, reported summer-level sales occurring in the middle of the winter. Huisken Meats, the first meat processor to launch SureBeam processed beef patties in May 2000, increased its ground beef market share, and reported at year-end that 25 percent of its total ground beef production was now being electronically pasteurized.

Reflecting this success, SureBeam's revenues increased by 573 percent to $25.2 million, compared to 1999 revenues.

Previously, major national food processors--such as Cargill, IBP, Tysons, Emmpak, Huisken Meats, and others representing over 75 percent of the ground beef market--had signed agreements with SureBeam. In 2000, SureBeam continued to expand its customer base to include more raw food processors, as well as processed food giants such as Kraft, the largest packaged food company in North America; Del Monte, the largest producer and distributor of premium quality, branded processed fruit, vegetable and tomato products; and Anchor Foods, a world leading producer of appetizers.

SureBeam also expanded its agreement with IBP, the world's largest meat company, to design and engineer one or more in-line electronic pasteurizing systems for IBP's processing facilities. In all of its agreements, SureBeam charges a per pound processing fee based on committed volumes.

In July of 2000, Hawaii Pride, a SureBeam customer, opened a facility in Hawaii that uses SureBeam technology. SureBeam's technology provides the farmers of Hawaii the ability to disinfest pests, such as fruit flies, from Hawaiian fruit for national and international shipment.

[image two children eating hamburgers]

--------------------------------------
The Titan Corporation
2000 Annual Report Page 4
--------------------------------------

----------------------------------------------------------------------------

The first SureBeam-processed tropical fruit hit the mainland market in August 2000.

Internationally, SureBeam entered into an agreement with Tech Ion Industrial Brasil S.A., headquartered in Manaus, Brazil. As part of this new relationship, a network of SureBeam(R) pasteurization facilities will be built in Brazil, with SureBeam having the option to share in recurring revenues by purchasing equity in the Brazilian operating company. When completed, the network is expected to be the world's largest, most comprehensive system dedicated to enhancing food safety and preservation. The total value of this initial network is expected to be in excess of $55 million in sales revenues to SureBeam over the next three years--in addition to a share of recurring processing revenues.

During 2000, SureBeam obtained its ninth patent award covering system enhancements that improve equipment life, reduce facility construction costs, and increase productivity. SureBeam has another 12 patent applications still pending in the United States and abroad. To help preserve rights to its intellectual property, SureBeam does not sell its proprietary technology, although it may license the technology.

With two major facilities in operation and several others under construction, with a lengthening list of clients, continuing progress on the strategy to integrate SureBeam technology directly into prominent food processors' production lines, and with SureBeam processed products selling in 48 states--SureBeam became the first core Titan company to fulfill Titan's business strategy to create, build and launch commercial business. In March 2001, SureBeam completed its initial public offering, and became a public company.


[hightlight text]
A network of SureBeam pasteurization facilities being built in Brazil is expected to be the world's largest, most comprehensive system dedicated to enhancing food safety. [end highlight text]

[image Omaha Steaks pasteurized ground beef hamburger --
Photo courtesy of Omaha Steaks]

[caption]
Omaha Steaks International, Inc.--renowned for its gourmet meats-- began selling SureBeam electronically pasteurized ground beef nationally in 2000. [end cpation]

--------------------------------------
The Titan Corporation
2000 Annual Report Page 5
--------------------------------------

----------------------------------------------------------------------------

Cayenta's name is derived from a Native American term used to describe the natural rock formations found throughout the southwestern part of the United States. The name symbolizes Cayenta's business: building the rock solid infrastructure required for mission-critical e-business solutions.

As a Total Service Provider (TSP), Cayenta builds, hosts, and manages complex, end-to-end, traditional and internet-based information management systems. Cayenta offers software applications for finance and accounting, customer billing and collection, multi-channel marketing, and enterprise asset management, together with the implementation and integration services needed to deliver complete information technology solutions to its customers. For those industries where e-business transactions can be especially complex--such as the utility and the transportation industries--or for companies such as retailers challenged with integrating their market channels, Cayenta offers proven solutions.

With over 400 employees, Cayenta now has regional solution centers in Orlando, Florida; San Diego, California; Reston, Virginia; Salt Lake City, Utah; and Vancouver, British Columbia, and Network Operations Centers in San Diego and Reston which are used to manage and monitor hosted applications.

In 2000, Cayenta continued to improve its TSP offering with the following product and service enhancements:

[highlight text]
As a Total Service Provider or TSP, Cayenta provides a palette of business services, including a full complement of Internet-based management systems. [end highlight text]


[image man at computer]

[caption] Cayenta has regional solution centers in Orlando, Florida; San Diego, California; Reston, Virginia; Salt Lake City, Utah; and Vancouver, British Columbia and Network Operations Centers in San Diego and Reston which are used to manage and monitor hosted applications.
[end caption]

--------------------------------------
The Titan Corporation
2000 Annual Report Page 6
--------------------------------------

----------------------------------------------------------------------------

[image man looking at computer in NOC]

[caption]
As a Total Service Provider (TSP), Cayenta builds, hosts, and manages complex, end- to-end, traditional and internet-based information management systems. [end caption]


* UtilityManager(TM) version 7.0, which allows Cayenta to provide solutions for utilities that need electronic bill-processing, multi-service billing, flexible rate structures, and on-line enrollment and payment capabilities;

* Mainsaver Interconnect for multi-site inventory visibility and MainsaverNow,(TM) a hosted version of the already popular enterprise asset management package, which was selected as a finalist for the "Product of the Year" award for general maintenance software by Plant Engineering magazine;

* Cayenta Marketplace, a software solution to facilitate the development of E-Hubs to meet the needs of Internet market-makers as well as industry-sponsored exchanges (ISE's); and

* Cayenta e.System, which is the first direct marketing system that uses standard Internet browser technology to display the system interface to the end user. As the only direct marketing system with fully integrated financial modules, e.System lets merchandisers track their customer activity, customer orders, inventory levels, and supply-chain activity all with a single system.

These improvements combined with Cayenta's expertise in legacy application integration and reusable middleware design and implementation led to new customer wins in 2000. Some of the highlights of Cayenta's client roster in 2000 include:

* NRG, a power generation facility for northern states, and Florida Power, Light and Energy (FPLE), a fast growing U.S. utility, both have selected Cayenta's hosted solution for enterprise asset management to manage several of their power generation facilities;

* Orange County, Florida; the City of Winston Salem, North Carolina; and the Brownsville, Texas Public Utility Board have all selected Cayenta's billing solution.

* Kenneth Cole, Oreck, Dean and Deluca, International Garden Products, Allergy Control Products, Brown and Bigelow, The Popcorn Factory, and Atkins Nutritionals all turned to Cayenta to help with their multi-channel marketing initiatives.

Other new Cayenta customers in 2000 included Penton Media, Dell, Newell/ Rubbermaid, Gartner Group, Bass Brewers, and Westinghouse. In addition, Cayenta expanded its business relationships with several key existing customers, including Sempra Energy, the Federal Aviation Administration, Waste Management, Soliance and the District of Columbia government.

Along with improving products and winning new business in 2000, Cayenta also built important strategic partnerships and alliances. To expand its visibility in the transportation and logistics industry, Cayenta formed a cross-marketing and selling alliance with Transcentric, a supply chain management company, and Terion, a business-to-business wireless application service provider using two-way wireless communications for the transportation industry. Under these alliances, customers seeking to conduct business-to-business e-commerce will be able to receive electronic messaging services for shipping and transportation management, backed by Cayenta's strengths in the areas of enterprise application integration, e-business infrastructure development, and ongoing business services management.

As the pace of change in information technology continues to accelerate, and more companies seek to integrate e-business technologies into their traditional businesses, Cayenta's TSP model will continue to provide a compelling solution. Titan believes that Cayenta's ability to offer mission critical applications, rapid implementation, complete interoperability, and reduced capital outlays for customers, combined with a growing industry shortage of qualified technical staff, provide all the right ingredients for Cayenta's continued success.

Cayenta

Business Profile: Total Service Provider of information technology products and services for business functions, including e-business, finance, accounting, customer billing and collection, contract management, supply chain management and equipment monitoring and maintenance

Key Markets: Large and mid-tier companies

Locations: Regional Centers in Orlando, FL; San Diego, CA; Reston, VA; Salt Lake City, UT; and Vancouver, BC

Revenues: $77 million

[image e-business graphics]  [image U.S. map]

--------------------------------------
The Titan Corporation
2000 Annual Report Page 7
--------------------------------------

----------------------------------------------------------------------------

Rapid government deregulation and unmet consumer demand for telecommunications services in developing countries is opening vast new markets for companies able to provide value-priced, high quality, voice, data, and Internet connections. For Titan Wireless, with its historic roots in the development of low-cost satellite-based communications systems, developing countries offer enormous potential. What others may see as challenges, Titan Wireless sees as opportunities.

With nearly 200 percent revenue growth in 2000, Titan Wireless believes it has developed a formula for success. Through gateways designed and built by Titan, Titan Wireless' Sakon subsidiary is now delivering more than 21 million minutes per-month in long distance traffic to and from previously underserved parts of the world. More importantly, with the addition of a teleport in France in 2000, the Titan Wireless network now includes three teleports that together provide Titan Wireless with global geosynchronous satellite coverage, links to international fiber rings, gateways into urban areas in developing countries, and a fully redundant Network Operations Center in San Diego from which all worldwide network operations are monitored.

Titan Wireless

Business Profile: Satellite communications systems and services which provide cost-effective voice, facsimile, data, Internet, cellular and network communications services in developing countries.

Key Markets: Developing countries in the Middle East, Asia, Latin
America and Africa

Locations: San Diego, California; Reston, Virginia, and 30 developing countries in the Middle East, Asia, Latin America and Africa

Revenues: $81 million

[image woman on cell phone]


[image satellite dish installed in Benin, Africa]

[caption]
In 2000, Titan Wireless was delivering more than 21 million minutes per month in long distance traffic to and from previously underserved parts of the world. The satellite dish shown here was installed in Benin, Africa. [end caption]


--------------------------------------
The Titan Corporation
2000 Annual Report Page 8
--------------------------------------

----------------------------------------------------------------------------

In addition to continuing to add new gateways and teleports to the network, the major focus of Titan Wireless in 2000 was on developing a corporate retail business that provides a full range of telecommunications services--including voice, data, and broadband connections through a combination of Very Small Aperture Terminals, or VSATs, and terrestrial-based wireless local-loop technology. In 2000, through its Ivoire Telecom subsidiary, Titan Wireless began providing data networking services to corporate customers in Africa such as Nestle, Western Union, Elf Oil, and the Bank of Africa and recently began the installation of its first wireless local-loop network. Titan Wireless plans to provide a full range of telecommunications services in several markets in Africa, the Middle East and Latin America by the end of 2001.

One of Titan Wireless' key highlights for 2000 was the initial success of its Build, Co-operate, and Transfer project with the government of Benin. The contract called for Titan Wireless to install and operate, either directly or through a subcontractor, several important components of the government's telecommunications infrastructure, including a GSM cellular network, a rural telephony network, fiber optic backbone, and local telephone switching equipment.

GSM service was launched in May 2000 with a goal of obtaining 12,000 subscribers within the first year of operation. By year-end, over 41,000 subscribers were using the network, exceeding the first year goal by almost 250 percent in only eight months. The project has not only provided Titan Wireless with invaluable experience in the integration and operation of a GSM network, but also it has provided evidence of the demand for telecommunications service in developing countries.

In 2001, Titan Wireless will continue to focus on new opportunities in developing countries throughout Africa, the Middle East, Asia, and Latin America. These opportunities range from providing rural VSAT connections, satellite and fiber-based backbone connections, to providing mobile services such as GSM. In addition, Titan Wireless will continue to focus on its product development, having completed the initial development of Xpress II, a multi-channel VSAT capable of offering broadband connectivity to multiple devices at the same time.

The challenge for Titan Wireless is not finding business opportunities but rather continuing to make measured, but timely decisions about which projects to pursue. Three basic principles will continue to guide all investment decisions.

The first is the ability to develop a low cost structure. The second is the ability to find the right local partner, and the third is the ability to maintain confidence that the risk of doing business in an emerging market can be successfully managed. With these in mind, Titan Wireless will continue its two-pronged strategy of capturing opportunity while striving to contribute to The Titan Corporation's bottom line.

[image man on phone with satellite dish in background]

[caption]
Titan Wireless continues to focus on its product development, having completed the initial development of Xpress II, a multi-channel VSAT capable of offering broadband connectivity to multiple devices at the same time. [end caption]

[highlight text]
Titan Wireless will continue to focus on new opportunities in developing countries throughout Africa, the Middle East, Asia, and Latin America. [end highlight text]

--------------------------------------
The Titan Corporation
2000 Annual Report Page 9
--------------------------------------

----------------------------------------------------------------------------

Titan Systems Corporation--Titan's government information technology (IT) segment--is far greater in size, breadth, and depth today than ever before. Reflecting its internal growth and the acquisition of several strong government IT businesses, Titan Systems' 2000 revenues more than doubled to over $796 million from 1999's reported $311 million. The company's expanding and solidly performing government information technology business continues to provide the lion's share of Titan's revenues, profit, and cash flow, as well as continuing to serve as the principal source of new technology for Titan's Emerging Technologies and Businesses Segment.

Building on an active acquisition strategy it has pursued since 1998, Titan Systems targeted and acquired in 2000 a group of companies having a proven track record in the government marketplace. The acquisitions included Advanced Communication Systems--a government IT company having particular strengths in communications solutions and aviation systems engineering and widely regarded in the industry--which along with Titan Systems is a leading provider of command, control, communications, computing, intelligence, surveillance, and reconnaissance (C4ISR) systems. Titan Systems also acquired Pulse Engineering and SenCom, both respected information technology companies; LinCom, an innovative developer of leading-edge wireless communications and information systems; and AverStar, a diversified and technology-rich company focused on IT for both defense and civil agencies.

Designated by the U.S. Department of Defense (DoD) in 2000 as one of the nation's top DoD contractors, Titan Systems is a leader in diversified government information technology. Last year, approximately two-thirds of the company's government business was with the Department of Defense, while the remaining one-third was spread throughout civil agencies.

Titan Systems marked the onset of the new millennium by seeing a principal goal of its business strategy come to fruition: achievement of strong synergism among its business divisions, as evidenced by important contract awards involving products and services of multiple units. Several new, large government contracts were won as a result of collaborative efforts and the successful pooling and integrating of resources and capabilities across Titan Systems.

In competing for an award from the U.S. Army's
Communications-Electronics Command, for example, Titan's synergistic capabilities were focused on winning "Prophet Ground," a new ground-based electronic signal interception and jamming system being developed and initially fielded by Titan Systems for the U.S. Army. Six Titan Systems' divisions are currently working together in the effort to win the significant follow-on production program scheduled for award in 2001. This example highlights how Titan Systems has extended its reach and its ability to compete and win complex prime contracts.

[image Prophet Ground]

[caption]
Prophet Ground is a new ground-based electronic signal interception and jamming system being developed and initially fielded by Titan Systems for the United States Army. [end caption]

[image shipboard systems technology]

[caption]
Titan Systems provides to the U.S. Navy--the company's largest defense customer--shipboard systems technology for electronic warfare, combat communications, and intelligence. [end caption]


[caption] Titan Systems Corporation developed an OpenGL display graphics package and dynamic simulation system used by NASA to train astronauts and ground control support personnel. These systems provide powerful real life, panoramic and realistic simulation of Shuttle and International Space Station payload training maneuvers. [end caption]

[image space station]

--------------------------------------
The Titan Corporation
2000 Annual Report Page 10
--------------------------------------

----------------------------------------------------------------------------

[image space station]

[highlighted text]
Approximately two-thirds of Titan Systems' government business is with the Department of Defense and intelligence community, while the remaining one- third is with other federal agencies.
[end highlighted text]


Titan Systems

Business Profile:
U.S. Government and allied government agencies

Key Markets:
Information solutions, products, and systems support services for the Department of Defense--individual military services and other defense organizations--as well as other civil agencies such as the National Aeronautics and Space Administration, the Department of Transportation and the Drug Enforcement Agency

Locations:
10 Countries, 33 States,
216 business locations

Revenues:
$796 million

[image military use of products and sytems]


The defense budget for contracted IT products and services is increasing. Titan Systems' defense business base is well positioned to leverage this budget increase for continued growth, especially in the areas of eGovernment, C4ISR, defense electronics, imaging, aviation systems engineering, and computer-based systems. Titan Systems has also experienced increased revenues from the demand among its intelligence community customers for information security and encryption products and services.

Titan's technology makes a difference to its customers and to the nation. Titan Systems' SATCOM-related products, for example, include advanced digital waveform technology developed by the company. This new technology has the effect of packing data bits more tightly than previously achievable, resulting in at least tripling the effective information content that can be transmitted over a fixed-bandwidth channel via satellite. The company has continued its long-term role in support of Joint STARS and AWACS, sophisticated surveillance technologies that can penetrate the fog of war in the air and on the ground. Abroad, often in remote corners of the world, the U.S. Army knows the location of its critical supply trucks, trailers, and cargo because of real-time automated logistics systems integrated by Titan Systems. For the U.S. Navy, Titan Systems provides shipboard systems technology for electronic warfare, combat communications, and intelligence.

Just as Titan Systems provides mission critical systems for our nation's military services and agencies, the company also provides information technology and mission expertise to many other federal agencies, such as the National Aeronautics and Space Administration, the Federal Aviation

--------------------------------------
The Titan Corporation
2000 Annual Report Page 11
--------------------------------------

----------------------------------------------------------------------------

[highlight text]
One of Titan's business strategies is to take technologies developed for the government and build commercial businesses. [end highlight text]

Administration, the Department of Justice, and the Drug Enforcement Agency. Titan's work spans requirements from supporting advances in air transportation, continued successful operations of the space shuttle and the development of the new international space station to the interdiction of illicit drugs, counter-terrorism, and information security.

Titan's business strategy capitalizes on transferring to the commercial market technology developed for the government. The company has successfully transitioned many defense technologies to commercial markets, including its satellite-based telecommunications technology. Titan Systems has also continued to expand its patent portfolio, thereby helping to secure the intellectual property it creates for later commercialization.

With over 1,000 active contracts, offices in 33 states, and a backlog in excess of $2 billion, Titan Systems is recognized as one of the most capable defense and civil government IT providers in the nation. Very few government IT companies compare with the broad capability of Titan Systems to do everything from systems concepts and design to delivering and fielding of complex information solutions. To its customers, Titan Systems has the look, feel, and responsiveness of a smaller company coupled with the capabilities of industry giants. Over the last 20 years, Titan Systems has built lasting relationships with its government customers by providing the best technology and strongest team available. Today, Titan Systems is working on some of The Government's most challenging needs achieving remarkable success, and growing.

[image of AWACS]

[caption] The company continues its long-term role in support of Joint STARS and AWACS, sophisticated surveillance technologies that can penetrate the fog of war in the air and on the ground. AWACS, with its distinctive fuselage-mounted radome shown here, provides surveillance, command and control, and early warning detection and tracking of air targets at extended ranges. [end caption]

--------------------------------------
The Titan Corporation
2000 Annual Report Page 12
--------------------------------------

----------------------------------------------------------------------------

Emerging Technologies & Businesses Segment

Business Profile: Development of commercial applications for technologies created or acquired by Titan through internal and government-sponsored research and development

Key Markets: Broadband wireless local area networks, e-business to the financial community, medical sterilization services, and advanced antenna technology

Revenues: $53 million

[image computers]

Titan's Emerging Technologies and Businesses segment plays a critical role in the company's value-enhancing strategy of creating, building and launching technology-based commercial businesses.

Building on Titan's vast technology portfolio that includes over 130 patents worldwide, this innovative segment is dedicated to creating new ideas, nurturing new technologies, and developing powerful new commercial business. Most of Titan's novel technology comes from government-funded R&D, and all of Titan's core commercial businesses originated from this development process.

To maximize shareholder value, Titan, at times and after careful review, finds that a given emerging technology best serves Titan's stockholders by being licensed to another company or sold, rather than being developed to become an integral part of Titan. The technologies that do fit into the company's business strategy are developed with the objective of becoming a core Titan business. Four of the technologies in the Emerging Technologies and Businesses segment have already been formed into businesses and are generating revenue to Titan, amounting to nearly $53 million in 2000.

Some of the exciting technologies being developed in the Emerging Technologies and Businesses segment include:

LinCom Wireless is developing chipset and board-level product solutions for wireless local area networking, wireless personal area networking, and wireless home-area networking markets. Broadband technology can remove the need for cords and cables between computers and peripherals, TVs and home entertainment centers, information appliances and modems, and so on. LinCom Wireless is leveraging its own existing proprietary intellectual properties and working with major industry original equipment manufacturers to develop standards-based chipset solutions. Titan has three patents pending on LinCom's new technology.

The core technology employed in its chipsets allows LinCom Wireless to introduce silicon solutions at cost and performance levels that may help spur widespread development of wireless multimedia devices within the home, small business, and enterprise settings. LinCom is slated to roll out and introduce its first product in 2001.

Titan AverCom is an e-business service provider specializing in the financial services industry--with deep experience in investment banking, insurance, and other fast-moving sectors of the economy. AverCom builds e-business infrastructures for large companies so that these

[image lab worker with surgical gloves, gown and petri dishes]

[caption]
Titan Scan uses SureBeam's proprietary electron beam technology to sterilize medical devices and equipment. Everything from surgical gowns and gloves to petri dishes can be rapidly sterilized. As with food pasteurization, this technology uses ordinary electricity for sterilization, making it more efficient while posing no known environmental risks. [end caption]

[image of three-dimensional viewing of Pitch Trax(TM)]

[caption] As Questec's technology partner, Titan is the innovator and owner of the three-dimensional viewing, ball tracking and trajectory measurement technology used in Pitch Trax(TM). Pitch Trax supports Major League Baseball's strike zone initiatives. [end caption]

--------------------------------------
The Titan Corporation
2000 Annual Report Page 13
--------------------------------------

----------------------------------------------------------------------------

customers can execute their Internet strategy. AverCom creates custom-built, easy-to-use corporate portals for e-business while seamlessly integrating advanced e-business systems and applications with a customer's legacy systems.

Another revenue producing business is Titan Scan Technologies, which was incorporated into the Emerging Technologies and Businesses segment in 2000 following the initial public offering registration of SureBeam common stock. Titan Scan uses SureBeam's proprietary electron beam technology to sterilize medical devices and equipment. As with food pasteurization, this technology uses ordinary electricity for sterilization, making it more efficient while posing no known environmental risks. Titan Scan encompasses all of Titan's medical sterilization operations and operates Titan's three sterilization facilities. The company also continues to sell sterilizing equipment. Last year, Isotron PLC purchased a Titan Scan electron beam system for healthcare products and a medical sterilization facility in England.

Titan's new antenna technology business is named e-tenna. Teamed with outside investors, the goal of e-tenna is to establish a new global antenna standard by applying its Artificial Magnetic Conductor technology to the development of a new generation of antennas. By suppressing undesirable radio frequency (RF) currents that are typically induced on all metallic conductors --and isolating the antenna from influences that could degrade performance-- e-tenna's antenna technology is more efficient than other antennas used today.

The initial focus of e-tenna is the mobile wireless market, where e-tenna has developed embedded antennas for smaller, sleeker cell phone designs. Having the potential to reduce the number of dropped cell calls while offering longer battery life, e-tenna also has the added benefit of reducing SAR, or specific absorption rate, which measures the amount of radio- frequency energy that is absorbed by the human body. Significantly, e-tenna's innovations also have the potential to give cellular communications carriers improved performance such as greater capacity and coverage.

In 2000, e-tenna completed installation of a new, state-of-the-art antenna testing range--the first of its caliber in the U.S. This new testing range enables the company to test its designs in a variety of devices and applications, as well as perform testing for other wireless equipment suppliers. As with most of Titan's technologies,

[image of computer technicians]

[caption]
The mobile wireless market is e-tenna's focus. The company has developed embedded antennas for smaller, sleeker cell phone designs. Having the potential to reduce the number of dropped cell calls while offering longer battery life, e-tenna has the added benefit of reducing SAR or specific absorption rate which measures the amount of radio- frequency energy that is absorbed by the human body. [end caption]

[image of text chamber and energy frequency]

--------------------------------------
The Titan Corporation
2000 Annual Report Page 14
--------------------------------------

----------------------------------------------------------------------------

e-tenna has filed for patents to protect the technology.

In early 2001, QuesTec, Inc., signed a five-year agreement with Major League Baseball (MLB) to provide a new version of its state-of-the-art Pitch Trax(TM) pitch measurement motion-tracking technology in support of MLB's strike zone initiatives. As Questec's technology partner, Titan is the innovator and owner of the three-dimensional viewing, ball tracking and trajectory measurement technology used in Pitch Trax. This technology provides real-time digital telemetry--motion tracking--on a pitch-by-pitch or serve-by-serve basis during live coverage of sporting events like baseball and tennis.

These are some of the many technologies and businesses included within Titan's Emerging Technologies and Businesses segment. From this segment and its technology pool, Titan attempts to exploit commercial opportunities to add shareholder value while helping to ensure Titan's future growth.

[highlighted text]
Titan's Emerging Technologies & Businesses segment exploits commercial opportunities to add shareholder value while helping to ensure Titan's future growth [end highlighted text]

[image woman with wireless phone and PDA]

[caption]
Broadband technology can eliminate the need for cords and cables between computers and peripherals, TVs and home entertainment centers, information appliances and modems. LinCom Wireless is developing chipset solutions for broadband wireless local area, personal area networking, and home area networking markets. [end caption]

--------------------------------------
The Titan Corporation
2000 Annual Report Page 15
--------------------------------------

----------------------------------------------------------------------------

[image Titan logo]

Titan's Leadership
------------------

Officers
--------
Gene W. Ray
Chairman of the Board of Directors
President and Chief Executive Officer

Eric DeMarco
Executive Vice President and
Chief Financial Officer

M. C. "Bud" Baird
Senior Vice President of The Titan Corporation and
President and CEO of Titan Systems

Nicholas J. Costanza
Senior Vice President,
General Counsel and Secretary

Eugene J. O'Rourke
Senior Vice President of
The Titan Corporation and
President and CEO of Titan Wireless

Larry A. Oberkfell
Senior Vice President of
The Titan Corporation and
President and CEO of SureBeam

David Porreca
Senior Vice President of
The Titan Corporation and
President and CEO of Cayenta

Rochelle Bold
Vice President, Investor Relations

Mary Jo Cippel
Vice President, Administration

John Dressendorfer
Vice President, Government Relations

Deanna Hom Petersen
Vice President and Corporate Controller

Dianne D. Scott
Vice President, Human Resources

Ralph "Wil" Williams
Vice President, Corporate Communications


Directors
-----------
Gene W. Ray
Chairman of the Board of Directors
President and Chief Executive Officer
The Titan Corporation

Michael B. Alexander
Former Chairman and
Chief Executive Officer
AverStar, Inc.

Charles R. Allen
Former Executive Vice President
TRW, Inc.

Joseph F. Caligiuri
Former Executive Vice President
Litton Industries

Daniel J. Fink
Former Senior Vice President
of Corporate Planning and Development
General Electric Corporation

Robert M. Hanisee
Managing Director
Chief Investment Officer for Asset Allocation--
Private Client Services Group, Trust Company of the West

Robert E. La Blanc
President
Robert E. La Blanc Associates, Inc.

Thomas G. Pownall
Former Chairman of the Board and
Chief Executive Officer
Martin Marietta Corporation

George A. Robinson
Founder & Former Chairman, President and Chief Executive Officer
Advanced Communication Systems, Inc.

Jim Roth
Former President and Chief Executive Officer
GRC International

Joseph Wright
Vice Chairman, Terremark Worldwide
Former Chairman, GRC International
Former Director of Federal Office of Management & Budget

 ...for more information visit our website:
   www.titan.com

The statements made in this report which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. We recommend that you review all the company's filings made with the Securities and Exchange Commission for a complete description of risk factors.

--------------------------------------
The Titan Corporation
2000 Annual Report Page 16
--------------------------------------

----------------------------------------------------------------------------

[inside back cover]

Stockholder Information
-----------------------
Transfer Agent and Registrar
American Stock Transfer & Trust Company
40 Wall Street
New York, New York 10005

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

Annual Meeting The Annual Meeting of Stockholders will be held at 4:00 p.m. on Wednesday, May 16th, 2001 at:
Corporate Headquarters, The Titan Corporation, 3033 Science Park Road, San Diego, California 92121.

----------------------------------------------------------------------------

[back cover]


[image Titan logo]

The Titan Corporation
3033 Science Park Road
San Diego, California 92121
www.titan.com

----------------------------------------------------------------------------